SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                              Act of 1934
                           (Amendment No. )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Paragraph 240.14a-11(c) or
Paragraph 240.14a-12


                    AMERICAN WOODMARK CORPORATION.
           (Name of Registrant as Specified In Its Charter)

                     AMERICAN WOODMARK CORPORATION
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11.

       1) Title of each class of securities to which transaction applies:
          -----------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:
          -----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 ( set forth the amount on which the filing fee is calculated and state how it was determined.):
          -----------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:
          -----------------------------------------------------------------
       5) Total fee paid:
          -----------------------------------------------------------------

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
          ------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:
          ------------------------------------------------------------------
       3) Filing Party:
          ------------------------------------------------------------------
       4) Date Filed:
          --------------------------------------------------------------------

[DESCRIPTION]   American Woodmark Corporation logo is shown here.

                    American Woodmark Corporation
                          3102 Shawnee Drive
                      Winchester, Virginia  22601

               Notice of Annual Meeting of Shareholders


TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

     The Annual Meeting of Shareholders ("Annual Meeting") of American Woodmark Corporation (the "Company") will be held at Piper's at Creekside, Route 11 South, Winchester, Virginia, on Friday, August 21, 1998 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

     1.   To elect seven directors to serve for the ensuing year;

     2. To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending April 30, 1999; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record of shares of the Company's Common Stock at the close of business on June 30, 1998 will be entitled to vote at the Annual Meeting or any adjournments thereof.

     Regardless of whether or not you plan to attend the Annual
Meeting, please complete the enclosed proxy, including signature and date, and promptly return in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

     All shareholders are cordially invited to attend the Annual
Meeting.

                         By Order of the Board of Directors


                         KENT B. GUICHARD
                         Secretary
July 20, 1998

                     AMERICAN WOODMARK CORPORATION
                          3102 Shawnee Drive
                      Winchester, Virginia 22601

                            Proxy Statement

                 Voting Rights and Solicitation

    This Proxy Statement, mailed to shareholders on or about July 20, 1998, is furnished in connection with the solicitation by American Woodmark Corporation (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 21, 1998, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 1998 is being mailed to you with this Proxy Statement.

    In addition to the solicitation of proxies by mail, the Company's officers and other employees, without compensation, may solicit proxies by telephone, telegraph and personal interview. The Company will bear the cost of all solicitation.

    On June 30, 1998, the date for determining the shareholders entitled to vote at the Annual Meeting, there were 7,811,080 shares of Common Stock of the Company outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

    Any shareholder that provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or by attending the Annual Meeting and voting in person.

    A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the ratification of Ernst & Young LLP as independent certified public accountants of the Company for fiscal year 1999 unless such proxy contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions. Abstentions will be considered as votes represented at the Annual Meeting for quorum purposes, but a vote to abstain will not be counted as a vote for or against any of the proposals. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present.

                ITEM 1 - ELECTION OF DIRECTORS

    A Board of seven directors of the Company is to be elected at the Annual Meeting to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Each of the nominees listed below is presently a director of the Company and, other than Mr. Guichard, was elected by shareholders at the last Annual Meeting for a term expiring at the 1998 Annual Meeting. The Board of Directors appointed Mr. Guichard to the Board on November 12, 1997. Other nominations may be made from the floor at the Annual Meeting.

    Although the Company anticipates that all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

                               NOMINEES

                            Principal Occupation(s)     Director
                                     During                of
Name                 Age    the Last Five Years and      Company
                           Directorship(s) in Public      Since
                                   Companies
-------------------  --  ------------------------------   ----
William F. Brandt,   52  Company Chairman and             1980
Jr.                      Executive Officer from 1996
                         to present; Company Chairman
                         and Chief Executive Officer
                         from 1995 to 1996; Company
                         Chairman and President from
                         1980 to 1995

Daniel T. Carroll    72  Chairman from 1995 to present    1986
                         and Chairman and President
                         from 1982 to 1995 of the
                         Carroll Group (a management
                         consulting firm); Director,
                         Aon Corporation, A.M. Castle
                         & Co., Comshare, Inc.,
                         Diebold, Inc., Wolverine
                         World Wide, Inc., Woodhead
                         Industries, Inc., Holmes
                         Protection, Recombinant
                         Biocatalyst, Inc. and Oshkosh
                         Truck Corp.

C. Anthony           64  Vice Chairman from 1997 to       1987
Wainwright               present of McKinney & Silver
                         (an advertising agency);
                         Chairman from 1995 to 1997 of
                         Harris, Drury, Cohen, Inc.
                         (an advertising agency);
                         Chairman in 1994 and Vice
                         Chairman and CEO from 1990 to
                         1994 of Compton/Saatchi &
                         Saatchi, Inc. (an advertising
                         agency); Director, Gibson
                         Greeting Inc., Del Webb
                         Corp., All-Comm Media,
                         Advanced Polymer Systems, and
                         Caribiner International

James J. Gosa        51  Company President and Chief      1995
                         Executive Officer from 1996
                         to present; Company President
                         and Chief Operating Officer
                         from 1995 to 1996; Company
                         Executive Vice President from
                         1993 to 1995; Company Vice
                         President, Sales and
                         Marketing from 1991 to 1993

Martha M. Dally      47  Executive Vice President,        1995
                         Personal Products from 1994
                         to present of Sara Lee
                         Corporation (a manufacturer
                         and marketer of consumer
                         products); Vice President,
                         Personal Products from 1989
                         to 1993 of Sara Lee
                         Corporation

Fred S. Grunewald    47  President and Chief Operating    1997
                         Officer from 1996 to 1998 of
                         Overhead Door Corporation (a
                         manufacturing company);
                         President and General
                         Manager, Home Products from
                         1994 to 1995 of Rubbermaid,
                         Inc.; Vice President,
                         Marketing and Engineering,
                         Household Products Division
                         from 1992 to 1994 of Black &
                         Decker (a manufacturing
                         company)

Kent B. Guichard     42  Company Vice President and       1997
                         Chief Financial Officer from
                         1993 to present; Corporate
                         Secretary from 1997 to
                         present


            PRINCIPAL SHAREHOLDERS OF THE COMPANY

    The following table sets forth information regarding shares of Common Stock beneficially owned as of July 1, 1998 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each individual has sole voting power and sole investment power with respect to the number of shares set forth opposite his or her name. The addresses of each person listed below who owns more than five percent of the outstanding shares of Common Stock are: Mr. William F. Brandt, Jr., 3102 Shawnee Drive, Winchester, Virginia 22601, Ms. Mary Jo Stout, PO Box 206, Cross Junction, Virginia 22625 and Fidelity Management & Research, One Federal Street, Boston, Massachusetts 02109.

                                              Number of     Aggregate
                                               Shares        Percent
                                             Beneficially      of
     Name                                      Owned          Class
                                             ----------     --------
     William F. Brandt, Jr. (1)......         2,231,910     27.9%
     Mary Jo Stout (2)...............           869,036     10.8%
     Fidelity Management & Research             523,500      6.5%
     David L. Blount (3).............           160,224      2.0%
     James J. Gosa (4)...............            70,479       *
     Kent B. Guichard (5)............            27,465       *
     Daniel T. Carroll (6)...........            10,700       *
     Philip S. Walter (7)............             6,667       *
     C. Anthony Wainwright (8).......             3,484       *
     Martha M. Dally (9).............             2,000       *
     Fred S. Grunewald (10)..........               633       *
     All directors and named executive
     officers as a group (9 persons)          2,519,262     31.4%

    *Indicates less than 1%.
    (1) Includes 193,600 shares held by Mr. Brandt as trustee for the benefit of his children, 24,794 shares by the Brandt Family Foundation, and stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Brandt for 26,666 shares. Excludes 61,952 shares held by Mr. Brandt's wife as trustee for the benefit of their children.
    (2) Includes 33,400 shares held by Ms. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Ms. Stout, and 9,725 shares by the Holcomb Family Foundation.
    (3) Includes 8,923 shares held by the Windcrest Foundation, Inc.
        and stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Blount for 27,000 shares.

    (4) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Gosa for 47,333 shares.
    (5) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Guichard for 13,334 shares.
    (6) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Carroll for 3,000 shares.
    (7) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Walter for 6,667 shares.
    (8) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Wainwright for 3,000 shares.
    (9) Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Ms. Dally for 2,000 shares.
    (10)Includes stock options exercisable on June 30, 1998 or within 60 days thereafter by Mr. Grunewald for 333 shares.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (including Common Stock), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 30, 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten percent beneficial owners were complied with; except that one Form 3 (report of initial ownership) was filed late by Mr. William Armstrong, Corporate Controller, who became an officer of the Company in September 1997, one Form 4 (report of sale transaction) was filed late by Mr. Brandt involving one transaction of gifted shares and one Form 4 (report of sale transaction) was filed late by Mr. Glenn Eanes, Treasurer.



              CERTAIN INFORMATION CONCERNING THE
            BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held five regular meetings during the fiscal year ended April 30, 1998. All of the Board members that were directors during fiscal year 1998 attended at least 75% of the aggregate of the total number of Board meetings plus meetings of the committees of which they were members.

Board and Committee Meetings

     The Board of Directors has a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee is composed of Ms. Dally, Mr. Wainwright and Mr. Grunewald. Ms. Dally serves as Chairperson of the Compensation Committee. The Compensation Committee determines awards under and administers the Company's 1996 Stock Option Plan for Employees and the Company's Shareholder Value Plan for Employees. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met four times during fiscal year 1998.

     The Audit Committee is composed of Mr. Carroll, Mr. Wainwright and Mr. Grunewald. Mr. Carroll serves as the Chairperson of the Audit Committee. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Audit Committee met three times in fiscal year 1998.

     The Governance Committee is composed of Mr. Brandt, Mr. Gosa and Ms. Dally. Mr. Brandt serves as Chairperson of the Governance Committee. The Governance Committee is responsible for the recruitment and nomination of new directors, appoints committees and chairs, reviews the performance of each director a minimum of once every three years, reviews the performance of the Board and explores ways to improve the effectiveness of the Board. The Governance Committee met five times during fiscal year 1998. The Governance Committee accepts nominations for new directors from shareholders. Shareholders may recommend nominations from the floor at the Annual Shareholders meeting.


Compensation of the Board

     Non-management directors receive an annual retainer of $15,000, a $1,000 fee for attendance at each Board meeting and $500 fee for attendance at each Committee meeting. The Company bears the cost of all travel associated with director's performance of their responsibilities. Directors who are also employees of the Company do not receive any compensation for their membership on the Board.

     In May of 1997, the 1995 Non-Management Director Retirement Plan, "The Retirement Plan", was terminated by a vote of the Board of Directors. The 1995 Non-Management Director Retirement Plan provided each non-employee director with a credit equal to fifty percent of the current annual retainer on the first day of each fiscal year. Each non-employee director could receive a maximum of ten annual credits. Each non-employee director would become vested in his or her total credits at a rate of ten percent per year, and was fully vested in all credits after completing ten years of service on the Board. Total vested credits were to be paid to directors on the first day of each fiscal year commencing with the year immediately following the director's retirement from the Board. Payments were to be made in equal amounts over the same number of years that the director served on the Board, but in no event over more than ten years. For directors elected before 1985, a provision was made for credits earned as if The Retirement Plan had been adopted in 1984, vesting as if The Retirement Plan had been adopted in 1989 and an increase in all limitations from ten to fifteen years. According to provisions of the plan, the Board approved one-time lump sum payments of $78,000, $48,000, $48,000, $33,075, $6,750 and $3,000 to Mr. Gerlach (Board Member until August 1997), Mr.
Carroll, Mr. Wainwright, Mr. Graber (retired from Board January 1997), Ms. Dally and Mr. Mathias (retired from Board March 1977), respectively in satisfaction of their vested credits in The Retirement Plan.

     At the 1995 Annual Meeting, the Company's shareholders approved a Stock Option Plan for Non-Employee Directors (the "1995 Directors Plan"). The 1995 Directors Plan provides for an automatic award to each non-employee director upon his or her initial election to the Board of an option to acquire 1,000 shares of Common Stock. Each year thereafter, eligible Directors are automatically granted an option to acquire an additional 1,000 shares of Common Stock. The exercise price for each option granted under the 1995 Directors Plan is 100% of the fair market value of Common Stock on the date of the grant. Options granted under the 1995 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Carroll, Wainwright, Grunewald and Ms. Dally were each granted options to purchase 1,000 shares at an exercise price of $15.563 per share. No options may be granted under the 1995 Directors Plan after August 31, 1999.

     In fiscal year 1998 the Board of Directors considered and approved the 1997 Stock Value Unit Plan for Non-Employee Directors by which each non-employee director is granted three Stock Value Units at the beginning of each fiscal year.

     The 1997 Stock Value Unit Plan for Non-Employee Directors is administered by the Compensation Committee of the Board of Directors. Each non-employee director is eligible to participate in the plan for the three-year performance period. For fiscal year 1998, the performance period began on September 1, 1997 and ends on August 31, 2000. Generally, a new three-year performance period begins each September 1st.

     The performance goal for the plan is based on "total shareholder return," defined in the plan as the increase in the average trading price of a share of Common Stock during the month in which the performance period ends (the "ending price") plus the value of distributions and dividends during the performance period, over the average trading price of a share of Common Stock during the month preceding the first day of the three-year performance period (the "beginning price"), expressed as an annualized rate of return for the performance period. The total shareholder return for the Company Common Stock for the performance period is compared to the total shareholder return of the Common Stock for the publicly traded corporations that are included in the S&P Home Furnishings and Appliance Index of Companies (the "Index") for the same period.

     With respect to each three-year performance period, the Committee will award participants three units. The Committee will also fix at that time a range of dollar values for the award unit related to the performance goal percentile rank achieved for the three-year performance period. For the three-year performance period beginning September 1, 1997, the range of values for an award unit is between $500 at the 50th percentile (that is the threshold) and $3,000 at the 90+ percentile (which is the maximum value). For rankings between the 50th and 90th percentile, the award unit value is determined from a table adopted by the Committee. For example, if a participant has 3 award units and the Company's total shareholder return equals the 50th percentile total shareholder return for the Index, the participant will receive incentive compensation of $1,500 (3 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive incentive compensation of $9,000 (3 X $3,000). If the Company's percentile ranking is less than 50, no incentive compensation will be paid.

     Before any award may be paid, the Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Committee makes that certification.

     All awards will be paid as soon as administratively practicable following the last day of the performance period to which the award relates (except in the case of sale or disposition of the Company). A participant shall receive no award if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability or retirement. If the participant ceases to be a director because of the occurrence of one of the preceding events, a prorated award will be paid.

     Under the terms of the plan Mr. Carroll, Mr. Wainwright, Mr.
Grunewald and Ms. Dally were each issued 3 Stock Value Units during fiscal year 1998.

               COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth the compensation for fiscal years
1998, 1997 and 1996 for the Company's named executive officers for fiscal year 1998. The named executive officers consist of the Chief
Executive Officer, the Chairman (who was CEO prior to fiscal year 1998 and who continues to serve as an Executive Officer of the Company), and the three other most highly compensated executive officers of the Company as of April 30, 1998.

                                                                         Long-Term
                                                                        Compensation
                                            Annual Compensation           Awards
                                    -----------------------------------  --------   ------------
                                                               Other     Securties
     Name &              Fiscal                                Annual    Underlying   All Other
Principal Position        Year       Salary      Bonus     Compensation  Options (#)  Compensation
------------------------- ----      --------   --------      ----------   ------     ----------
James J. Gosa             1998      $288,269   $299,189      $    0       42,000     $ 5,161 (2)
President & Chief         1997       238,504    280,540       3,465 (1)   35,000       3,951 (2)
Executive Officer         1996       189,170     77,737       1,584 (1)   15,000       4,402 (2)

William F. Brandt, Jr.    1998       208,654    202,840       3,812 (1)   25,000       4,104 (3)
Chairman and              1997       238,154    242,775           0       45,000       4,513 (3)
Executive Officer         1996       260,540    107,041       2,142 (1)        0       4,917 (3)

David L. Blount           1998       180,319    167,789         516 (1)   21,000       3,161 (4)
Vice President,           1997       169,821    169,764           0       21,000       2,947 (4)
Manufacturing             1996       163,343     68,808           0        9,000       2,867 (4)

Kent B. Guichard          1998       175,000    170,274       6,100 (1)   20,000       2,834 (5)
Vice President, Finance & 1997       155,205    157,920           0       20,000       2,513 (5)
Chief Financial Officer   1996       143,144     63,147           0        5,000       2,313 (5)

Philip S. Walter          1998       121,212    171,866 (6)       0       20,000      42,371 (7)
Vice President & General  1997             0          0           0            0           0
Manager,  New Business    1996             0          0           0            0           0
Development

(1)  Company-paid spousal travel expenses.
(2) Contributions made on Mr. Gosa's behalf by the Company under the Investment Savings Stock Ownership Plan were $3,841, $2,654, and $2,237, for fiscal 1998, 1997 and 1996, respectively. Company-paid premiums for group life insurance made on Mr. Gosa's behalf were $1,320, $559, and $491, for fiscal 1998, 1997, and 1996, respectively.
     Also, as part of Mr. Gosa's relocation, he was extended an interest-free loan. Relocation loans are available to all Company management. Using a 10% interest rate, the imputed interest savings to Mr. Gosa were $738 and $1,674 in fiscal years 1997 and 1996, respectively. The final payment, completing Mr. Gosa's repayment to the Company, was received in fiscal year 1997.
(3) Contributions made on Mr. Brandt's behalf by the Company under the Investment Savings Stock Ownership Plan were $3,158, $3,409, and $3,690, for fiscal 1998, 1997, and 1996, respectively. Company-paid premiums for group life insurance made on Mr. Brandt's behalf were $946, $1,104, and $1,227, for fiscal 1998, 1997 and 1996, respectively.
(4) Contributions made on Mr. Blount's behalf by the Company under the Investment Savings Stock Ownership Plan were $2,700, $2,539, and $2,484, for fiscal 1998, 1997 and 1996, respectively. Company-paid premiums for group life insurance made on Mr. Blount's behalf were $461, $408, and $383, for fiscal 1998, 1997, and 1996, respectively.
(5) Contributions made on Mr. Guichard's behalf by the Company under the Investment Savings Stock Ownership Plan were $2,596, $2,310, and $2,188, for fiscal 1998, 1997 and 1996, respectively. Company-paid premiums for group life insurance made on Mr. Guichard's behalf were $238, $203, and $125, for fiscal years 1998, 1997 and 1996, respectively.
(6) Includes a $20,000 signing bonus received by Mr. Walter during fiscal year 1998.
(7) During fiscal year 1998 Mr. Walter received $28,783 associated with relocation expenses and cabinetry valued at $10,614. Company-paid premiums for group life insurance made on Mr. Walter's behalf were $167 for fiscal year 1998. Also, as part of Mr. Walter's relocation, he was extended an interest-free loan. Relocation loans are available to all Company management. Using a 10% interest rate, the imputed interest savings to Mr. Walter in fiscal year 1998 was $2,807.

               Option Grants in Last Fiscal Year

     The following table sets forth information concerning options granted during fiscal 1998 to the Company's named executive officers under the 1996 Stock Option Plan for Employees.
                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                 Annual Rates of Stock
                                                                                   Price Appreciation
                                  Individual Grants (1)                             For Option Term
                       ----------------------------------------                 ----------------------
                       Number of    Percent of Total
                       Securities   Options Granted
                       Underlying   to Employees     Exercise
                        Options     in Fiscal Year   or Base        Expiration
Name                   Granted (#)       %          Price ($/Share)    Date        5% ($)     10% ($)
--------------------   -----------  --------------  --------------- ---------     --------  ----------
James J. Gosa            42,000        17.9%          $16.44        5/29/2007     $434,280  $1,100,400
William F. Brandt, Jr.   25,000        10.7            16.44        5/29/2007      258,500     655,000
David L. Blount          21,000         8.9            16.44        5/29/2007      217,140     550,200
Kent B. Guichard         20,000         8.5            16.44        5/29/2007      206,800     524,000
Philip S. Walter         20,000         8.5            14.44         8/1/2007      181,600     460,200

(1) The exercise price of the options is 100% of the fair market value of the Common Stock on the date of the option grant. Options are exercisable at a rate of 33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire. If the employee's employment is terminated, the employee has ninety days to exercise that portion of the option that was exercisable as of the date his or her termination of employment.

          Aggregated Option Exercises in Last Fiscal Year and
                     Fiscal Year-End Option Values

     The following table summarizes options exercised during fiscal
1998 and presents the values of unexercised options held by the Company's named executive officers at April 30, 1998.


                                                Number of
                                               Securities      Value of
                                               Underlying     Unexercised
                                               Unexercised   In-the-Money
                                                 Options        Options
                    Shares                     At FY-End (#)   At FY-End ($)
                   Acquired        Value       Exercisable /   Exercisable /
Name             On Exercise(#) Realized($)    Unexercisable   Unexercisable
---------------  -------------- -----------    -------------   -------------
James J. Gosa             0      $       0       21,667 E      $  550,417 E
                                                 70,333 U       1,292,854 U

William F.            5,000         76,500       15,000 E         278,900 E
Brandt, Jr.                                      55,000 U         903,125 U


David L.              2,500         40,938       13,000 E         321,500 E
Blount                                           38,000 U         700,198 U


Kent B.               7,000        107,875        3,000 E          71,958 E
Guichard                                         35,000 U         636,052 U

Philip S.                 0              0            0 E               0 E
Walter                                           20,000 U         316,260 U

         Long-Term Incentive Plan - Awards in Last Fiscal Year

     The following table sets forth information concerning long-term incentives granted during fiscal 1998 to the Company's named executive officers under the Shareholder Value Plan for Employees.
                Number of
                Shareholder
                Value plan    Performance or       Estimated Future Payouts Under
                (SVP) Units   Other Period Until    Non-Stock Price-Based Plans
                Awarded in       Maturation        -------------------------------
Name            Fiscal Year      or Payout         Threshold    Target    Maximum
--------------  -----------   -----------------    ---------   --------   --------
James J. Gosa	                52          5/1/97 to 4/30/2000      $26,000    $101,400   $156,000
William F. Brandt, Jr.	32          5/1/97 to 4/30/2000       16,000      62,400     96,000
David L. Blount                    26          5/1/97 to 4/30/2000       13,000      50,700     78,000
Kent B. Guichard                 24          5/1/97 to 4/30/2000       12,000      46,800     72,000
Philip S. Walter                    24          5/1/97 to 4/30/2000       12,000      46,800     72,000

     The Shareholder Value Plan is administered by the Compensation Committee of the Board of Directors. Participants in the plan are designated by the Committee. The Committee has designated the Chief Executive Officer, and the next four most highly compensated employees, as well as approximately twenty other management employees, to participate in the plan for the three-year performance period beginning May 1, 1997 and ending April 30, 2000. Generally, a new three-year performance period begins each May 1st.

     The performance goal for the plan is based on "total shareholder return," defined in the plan as the increase in the average trading price of a share of Common Stock during the month in which the performance period ends (the "ending price") plus the value of distributions and dividends during the performance period, over the average trading price of a share of Common Stock during the month preceding the first day of the three-year performance period (the "beginning price"), expressed as an annualized rate of return for the performance period. The total shareholder return for the Company Common Stock for the performance period is compared to the total shareholder return of the Common Stock for the publicly traded corporations that are included in the S&P Home Furnishings and Appliance Index of Companies (the "Index") for the same period.

     With respect to each three-year performance period, the Committee will designate and award participants with a number of award units.
The Committee will also fix at that time a range of dollar values for the award unit related to the performance goal percentile rank achieved for the three-year performance period. For the three-year performance period beginning May 1, 1997, the range of values for an award unit is between $500 at the 50th percentile (which is the threshold) and $3,000 at the 90+ percentile (which is the maximum value). For rankings between the 50th and 90th percentile, the award unit value is determined from a table adopted by the Committee. For example, if a participant has 50 award units and the Company's total shareholder return equals the 50th percentile total shareholder return for the

Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company's percentile ranking is less than 50, no incentive compensation will be paid.

     Before any award may be paid, the Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Committee makes that certification. Even though the performance goals have been met, the award payable to a participant in any performance period shall not exceed $750,000.

     All awards will be paid as soon as administratively practicable following the last day of the performance period to which the award relates (except in the case of a change of control). A participant shall receive no award if the participant's employment terminates before the last day of the performance period for any reason other than death, disability, retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, a prorated award will be paid.

Pension Plan

     The Company maintains a non-contributory defined benefit pension plan for salaried employees. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant's average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant's retirement that produce the highest average compensation, and the participant's years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company's plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee's benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company's plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company's plan will provide the rest of the total benefit.

     As of April 30, 1998, the credited years of service for Messrs. Brandt, Gosa, Blount and Guichard were 27, 6, 21 and 4, respectively. Mr. Walter will not be credited with a year of service until August 1, 1998.

     The following table illustrates the annual pension benefits for retirement at age 65 under various levels of compensation and years of credited service. The figures in the table assume that the plan continues in its present form and that the participants elect a life annuity form of benefit.


  Final Average         Years of Credited Service
     Annual       -------------------------------------
  Compensation       10         20       30        40
----------------- -------    -------  --------  --------
$100,000......... $12,500    $25,000  $ 37,500  $ 50,000
$150,000.........  18,750     37,500    56,250    75,000
$200,000.........  25,000     50,000    75,000   100,000
$300,000.........  37,500     75,000   112,500   150,000
$325,000.........  40,625     81,250   121,875   162,500


     The IRS places limits on the amount of compensation that can be taken into account in computing benefits under the plan, as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so that the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 1998, the maximum annual compensation that may be taken into account is $160,000, and the maximum annual benefit that may be paid in the form of a single life annuity is $130,000.


                 REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is comprised entirely of non-employee directors.

     The Compensation Committee periodically performs a comprehensive review of executive compensation with the assistance of a leading independent compensation consultant. This report summarizes the current philosophy of the Committee regarding executive compensation.



Compensation Philosophy

     The Company's executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company's philosophy is that executive compensation policy and practice should be designed to achieve the following objectives:

     * Align the interests of executive management with those of the Company and its shareholders by providing a significant portion of total compensation in Company Common Stock or other instruments which derive value consistent with the return to shareholders;

     * Provide an incentive to executive management by tying a meaningful portion of compensation to the specific achievement of desired results; and

     * Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation and attractive career opportunities.

     The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

     The Compensation Committee believes that base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes that a substantial portion of target compensation should be at risk based on performance. Actual incentive compensation, therefore, should include elements which result in significant variability based on performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk performance-based compensation averaged approximately 48% of total annual cash compensation for the executive group during the fiscal year ended April 30, 1998.

     The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company's long-term performance and return to shareholders. Ownership may be through both direct ownership and through stock options and other stock-based awards.


Competitive Positioning

     The Compensation Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company and that pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically completes an in-depth analysis of salaries, annual bonuses and long-term incentives assisted by an independent outside compensation consulting firm.


Components of Executive Compensation

     The principal components of the Company's executive compensation program include base salary, annual cash bonus, long-term incentives and benefits.

     Base Salary. Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not the same companies used in the Performance Graph section of this proxy. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes that executive management, as a group, is paid at the average market rate. As is the case with the salaried administration policy for the entire Company, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

     Annual Cash Bonus. The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance and, for certain executives, an individual's contribution to that performance. All executive officers are eligible for an annual bonus, with a maximum potential of 100% or 110% of base pay. Vice Presidents of the Company were eligible for 100% of base pay during fiscal 1998, with the following components used in determining bonus payout: Net Income (70% of base pay)and Individual Performance (30% of base pay). The Chief Executive Officer and President, and the Chairman were eligible for 110% of base pay during fiscal 1998, with the following components used in determining bonus payout: Net Income (110% of base pay). No annual incentives are paid below certain predetermined levels of minimal performance.

     Long-term Incentives. Long-term incentive compensation involves the use of two types of stock-based instruments: stock options and shareholder value units. Both types of incentives are intended to focus the attention of executives on the achievement of the Company's long-term performance objectives, to align executive management's interests with those of shareholders and to facilitate executives' accumulations of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual's level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy.

     Stock options, as awarded under the 1996 Stock Option Plan for Employees, give executives the opportunity to purchase American Woodmark Corporation Common Stock for a term not to exceed ten years and at a price of no less than the fair market value of the Company's stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. Details concerning option grants may be found in the Option Grant Table.

     Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of American Woodmark versus the total returns of those companies included in the S&P Home Furnishings and Appliance Index. This Index is the same measurement used in the Performance Graph in this Proxy. Executives may be eligible for cash incentives if the Company provides a total return to shareholders above the fiftieth percentile of this group of companies over a three-year period. Details concerning Shareholder Value Unit awards may be found in Long-Term Incentive Plan Awards Table.

     Benefits. Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are those offered to all employees.

Compensation of the Chief Executive Officer

     The total compensation for the Chief Executive Officer in fiscal 1998 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, Mr. Gosa's base salary increased by 20.9% during the fiscal year based on the full year impact of a change in Mr. Gosa's responsibilities from President and Chief Operating Officer to President and Chief Executive Officer during fiscal 1997 and on the Committee's assessment of comparable positions in similar companies. Mr. Gosa received an annual cash bonus according to the plan based on the achievement of certain net income targets. Mr. Gosa's stock option award and stock value unit grants were consistent with the Company's compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies, as determined by an independent compensation consultant. The companies used for comparison are not the same companies used in the Performance Graph section of this proxy.


Compliance with Section 162(m)of the Internal Revenue Code

     The company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to Mr. Gosa or any of the other named executive officers during the current fiscal year will exceed the limit. Furthermore, the 1996 Stock Option Plan for Employees and the Shareholder Value Plan for Employees are generally designed to comply with the requirements of the performance-based compensation exception from the $1 million limit. The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions in future fiscal years.

                                           Martha M. Dally, Chairperson
                                                      Fred S. Grunewald
                                                  C. Anthony Wainwright

PERFORMANCE GRAPH

     Set forth below is a graph comparing the five-year cumulative total shareholder return from investing $100 on May 1, 1993 in American Woodmark Corporation Common Stock, the S&P 500 Index, and the S&P Home Furnishings and Appliance Index:


Source                     1993    1994    1995    1996    1997    1998
-------------------      ------  ------  ------  ------  ------  ------
American Woodmark        $100.0  $145.6  $145.6  $124.6  $328.5  $791.3

S&P 500                   100.0   105.3   123.7   161.0   201.4   284.1

S&P Home Furnishings      100.0   124.2   114.6   136.1   130.6   221.0
  and Appliance Index

                      CERTAIN TRANSACTIONS

     The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt and Ms. Stout. The lease commenced on March 18, 1986 and has a remaining term of three years, at which time it may be canceled by either party. Current rental payments are $32,145 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 1998, the Company made payments under the lease in the amount of $383,000. The rent under the lease was established by an independent appraisal and is on terms that the Company believes are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

              ITEM 2--RATIFICATION OF SELECTION OF
                 INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 1999, and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, other independent auditors will be considered by the Board of Directors.

     Representatives of Ernst & Young LLP will be present at the Company's Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for fiscal year 1999.

                         OTHER BUSINESS

     If any other business properly comes before the Annual
Meeting, your proxy may be voted by the persons named in it in such manner, as they deem proper.

     At this time management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 1999 ANNUAL MEETING

     The Company must receive proposals that any shareholder intends to present to the 1999 Annual Meeting of Shareholders no later than March 16, 1999.

                                     By Order of the Board of
                                     Directors


                                     Kent B. Guichard
                                     Secretary
July 17, 1998
[DESCRIPTION]   American Woodmark Corporation logo is shown here.

[DESCRIPTION]   Proxy Card

                 AMERICAN WOODMARK CORPORATION
    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 21, 1998

     The undersigned hereby appoints Martha M. Dally and Daniel
T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 30, 1998, at the annual meeting of shareholders to be held on August 21, 1998, and any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and
2.                                          ---

         (Continued and to be signed on the other side)

                 Please date, sign and mail your
              proxy card back as soon as possible!

                 ANNUAL MEETING OF SHAREHOLDERS
                  AMERICAN WOODMARK CORPORATION

                         AUGUST 21, 1998






          Please Detach and Mail in the Envelope Provided



A    X     Please mark your votes as indicated in this example
   -----

1.  ELECTION OF DIRECTORS			NOMINEES:  William F. Brandt, Jr.
FOR all nominees       WITHHOLD		           C. Anthony Wainwright
listed to the          AUTHORITY		           Martha M. Dally
right (except as       to vote for 		           James J. Gosa
indicated hereon)	     all nominees		           Daniel T. Carroll
             	     listed to the	           Fred S. Grunewald
 			     right			           Kent B. Guichard

     ----               -------

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

-----------------------------------------------------------------------


2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.

               FOR             AGAINST             ABSTAIN

             ------             ------              -----

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.


Please date, sign and return this Proxy in the enclosed envelope.

Date ------------------------------------------------, 1998

Signature -------------------------------------------------

Signature -------------------------------------------------

Note: Please sign exactly as name appears above. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.